Exhibit 99.1

Bolt Biotherapeutics Reports Fourth Quarter and Full-Year 2025 Financial Results and Provides Business Update

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First-in-class immune-stimulating antibody conjugate BDC-4182 in Phase 1 dose escalation study, initial clinical data expected in 3Q 2026
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Cash balance of $31.8 million as of December 31, 2025 anticipated to fund key milestones into 2027

REDWOOD CITY, CA, Mar. 12, 2026 – Bolt Biotherapeutics (Nasdaq: BOLT), a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer, today reported financial results for the fourth quarter and full-year ended December 31, 2025, and provided a business update.

“BDC‑4182 is the first of our next‑generation Boltbody™ ISACs to enter the clinic, and we saw a clear difference versus our first-gen ISACs in terms of immune response from the very first patient treated,” said Willie Quinn, President and Chief Executive Officer. “The ISAC mechanism is radically different from ADCs and T cell engagers, and we believe that demonstrating anti-tumor activity with BDC-4182 will unlock an entirely new approach to treating cancer. We continue to enroll patients with gastric and gastroesophageal cancers in the Phase 1 dose‑escalation trial and remain on track to report initial data in the third quarter of 2026.”

Recent Highlights and Anticipated Milestones

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Initial clinical data from BDC-4182 Phase 1 study for patients with gastric and gastroesophageal cancer expected in the third quarter of 2026. BDC-4182 is a next-generation BoltbodyTM ISAC targeting claudin 18.2, a clinically validated target with expression in gastric cancer, gastroesophageal junction cancer, pancreatic cancer, and other tumor types. In preclinical models, including cancer models with low claudin 18.2 expression, BDC-4182 demonstrated significant anti-tumor activity, induced immunological memory, and outperformed cytotoxic claudin 18.2 ADCs. Following a strong immune response that was observed at the initial dose levels, Bolt modified the clinical trial protocol to allow for step-up dosing, which has been successfully used commercially for T-cell engagers. The clinical trial in gastric and gastroesophageal cancers is ongoing, and the Company expects to present initial clinical data in the third quarter of 2026.
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Next-generation Boltbody™ ISACs targeting CEA and PD-L1. Bolt has two ISAC programs in preclinical development. Both programs are on hold pending partnering or funding and have the potential to be in the clinic within 18 months once activities resume.
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Bolt’s CEA-targeted ISAC comprises a novel, fully human antibody with high affinity and selectivity to CEACAM5 (CEA), and not to other members of the CEACAM family, conjugated to a proprietary next-generation TLR7/8 agonist via a non-cleavable linker. Bolt’s CEA ISAC induced complete and durable anti-tumor responses in preclinical models and was more effective than a Topo1-based ADC at lower doses and in a lower antigen density tumor model. This CEA ISAC was well tolerated in a non-GLP toxicology study.

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Bolt’s PD-L1 ISAC utilizes a novel human anti-PD-L1 antibody conjugated to a TLR7/8 agonist via a non-cleavable linker. This ISAC leverages a unique mechanism of action due to its ability to target both tumor and immune cells that express PD-L1. Preclinical results demonstrated that PD-L1 ISACs represent a compelling new approach to treat cancer, leveraging mechanisms that are distinct from and potentially complementary to conventional PD-1/PD-L1 blockade with the potential for enhanced immune activation and antitumor activity.
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Cash, cash equivalents, and marketable securities were $31.8 million as of December 31, 2025. Cash on hand is expected to fund multiple milestones and operations into 2027.

Fourth Quarter and Full Year 2025 Financial Results

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Collaboration Revenue – Total collaboration revenue was $2.5 million and $7.7 million for the fourth quarter and full year ended December 31, 2025, respectively, compared to zero and $7.7 million for the same quarter and year in 2024, respectively. Revenue in the fourth quarter and full year ended 2025 was due to continued progress in our collaborations as we fulfill our performance obligations to our collaboration partners. We reported no collaboration revenue in the fourth quarter of 2024 as a result of the reassessment of our expected future performance obligations.

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Research and Development (R&D) Expenses – R&D expenses were $5.0 million for the fourth quarter and $28.5 million for the full year ended December 31, 2025, respectively, compared to $11.7 million and $57.5 million for the same quarter and year in 2024, respectively. The decrease between the comparable periods was mainly due to a continued decrease in salary and related expenses primarily as a result of our restructuring plans, reduced clinical trial expenses and lower research and development expenses.

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General and Administrative (G&A) Expenses – G&A expenses were $3.1 million for the fourth quarter and $13.8 million for the full year ended December 31, 2025, respectively, compared to $3.9 million and $18.5 million for the same quarter and year in 2024, respectively. The decrease between the comparable periods was mainly due to a continued decrease in salary and related expenses primarily as a result of our restructuring plans.

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Loss from Operations – Loss from operations was $7.1 million for the fourth quarter and $36.1 million for the full year ended December 31, 2025, respectively, compared to $16.9 million and $73.0 million for the same quarter and year in 2024, respectively.

About the Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) Platform
Bolt Biotherapeutics’ Boltbody ISAC platform harnesses the precision of antibodies with the power of the innate and adaptive immune system to generate a productive anti-cancer response. Each Boltbody ISAC candidate comprises a tumor-targeting antibody, a non-cleavable linker, and a proprietary immune stimulant. The antibody is designed to target one or more markers on the surface of a tumor cell and the immune stimulant is designed to recruit and activate myeloid cells. Activated myeloid cells initiate a positive feedback loop by releasing cytokines and chemokines, chemical signals that attract other immune cells and lower the activation threshold for an immune response. This increases the population of activated immune system cells in the tumor microenvironment and promotes a robust immune response with the goal of generating durable therapeutic responses for patients with cancer.

About Bolt Biotherapeutics, Inc.

Bolt Biotherapeutics is a clinical-stage biopharmaceutical company developing novel immunotherapies for the treatment of cancer. Bolt Biotherapeutics’ pipeline reflects the Company’s expertise in myeloid biology and cancer drug development. The Company’s pipeline includes BDC-4182, a next-generation Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) clinical candidate targeting claudin 18.2. BDC-4182 is currently in a Phase 1 dose escalation trial that includes patients with gastric and gastroesophageal cancer. The Company has strategic collaborations with Genmab and Toray built around the Company’s Boltbody™ Immune-Stimulating Antibody Conjugate (ISAC) platform technology. The Company is seeking to partner BDC-3042, a Dectin-2 agonist that recently completed a first-in-human Phase 1 dose escalation trial, as well as its preclinical ISAC programs targeting CEA and PD-L1. For more information, please visit https://www.boltbio.com/.

Forward-Looking Statements

This press release contains forward-looking statements about us and our industry that involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts contained in this press release, including statements regarding our ability to partner our CEA ISAC and PD-L1 ISAC, the advancement and success of our BDC-4182 clinical trials, the timing of initial data from our Phase 1 dose-escalation study of BDC-4182, the timing of our ISAC programs, the anti-tumor potency, safety and tolerability, and characteristics of our product candidates, the initiation of future clinical trials, the potential value of collaborations, and the expected duration of our cash runway and ability to fund key milestones into 2027, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this press release and information contained in this press release should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to: the potential product candidates that we develop may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; such product candidates may not be beneficial to patients or become commercialized; and our ability to maintain our current collaborations and establish further collaborations. These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed or will file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings, when available, are available on the investor relations section of our website at investors.boltbio.com and on the SEC’s website at www.sec.gov.

Investor Relations and Media Contact:

Matthew DeYoung

Argot Partners

(212) 600-1902

boltbio@argotpartners.com

BOLT BIOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	For The Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Collaboration revenue	$2,500	$—	$7,695	$7,690
Operating expenses:
Research and development	4,988	11,722	28,533	57,469
General and administrative	3,117	3,947	13,795	18,457
Restructuring charges	1,480	(222)	1,480	3,343
Impairment charges	—	1,469	—	1,469
Total operating expense	9,585	16,916	43,808	80,738
Loss from operations	(7,085)	(16,916)	(36,113)	(73,048)
Other income (expense), net:
Interest income, net	367	980	2,496	5,255
Other income, net	87	—	241	4,675
Total other income, net	454	980	2,737	9,930
Net loss	(6,631)	(15,936)	(33,376)	(63,118)
Net unrealized (loss) gain on marketable securities	(11)	(108)	(118)	60
Comprehensive loss	$(6,642)	$(16,044)	$(33,494)	$(63,058)
Net loss per share, basic and diluted	$(3.84)	$(8.32)	$(17.85)	$(33.06)
Weighted-average shares outstanding, basic and diluted	1,727,222	1,914,249	1,869,924	1,909,225

BOLT BIOTHERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$11,703	$7,205
Short-term investments	15,802	40,118
Restricted cash	200	784
Prepaid expenses and other current assets	2,555	2,707
Total current assets	30,260	50,814
Property and equipment, net	1,245	3,139
Operating lease right-of-use assets	19,230	21,756
Restricted cash, non-current	1,538	981
Long-term investments	4,337	22,880
Other assets	138	62
Total assets	$56,748	$99,632

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,443	$1,507
Accrued expenses and other current liabilities	3,717	9,083
Deferred revenue	449	3,015
Operating lease liabilities	2,826	2,251
Total current liabilities	8,435	15,856
Operating lease liabilities, net of current portion	20,132	22,958
Deferred revenue, non-current	1,544	3,620
Other long-term liabilities	132	-
Total liabilities	30,243	42,434
Commitments and contingencies
Stockholders' equity:
Common stock	—	—
Additional paid-in capital	487,305	484,504
Accumulated other comprehensive gain	(21)	97
Accumulated deficit	(460,779)	(427,403)
Total stockholders' equity	26,505	57,198
Total liabilities and stockholders' equity	$56,748	$99,632

BOLT BIOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33,376)	$(63,118)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,291	1,781
Stock-based compensation expense	2,782	7,407
Accretion of discount on marketable securities	(670)	(2,615)
Gain on sale of fixed assets	(288)	(70)
Asset impairment	—	1,469
Non-cash lease expense	2,526	2,297
Changes in operating assets and liabilities:
Prepaid expenses and other assets	76	2,571
Accounts payable and accrued expenses	(5,430)	(4,883)
Operating lease liabilities, net	(2,251)	(1,412)
Deferred revenue	(4,642)	(4,673)
Other long-term liabilities	132	(43)
Net cash used in operating activities	(39,850)	(61,289)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(72)	(41)
Proceeds from sales of property and equipment	963	148
Purchases of marketable securities	(29,016)	(88,855)
Maturities of marketable securities	72,427	146,324
Net cash provided by investing activities	44,302	57,576
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	19	108
Net cash provided by financing activities	19	108
NET INCREASE (DECREASE) IN CASH	4,471	(3,605)
Cash, cash equivalents and restricted cash at beginning of year	8,970	12,575
Cash, cash equivalents and restricted cash at end of period	$13,441	$8,970
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$11,703	$7,205
Restricted cash	1,738	1,765
Total cash, cash equivalents and restricted cash	$13,441	$8,970
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for operating lease obligations	$—	$6,402